UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)



 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                              (Amendment No. _____)


                             VANTAGEMED CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   92208W 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)
----------

CUSIP No.___________                  13G                    Page __ of___ Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


   Strategic Turnaround Equity Partners, LP
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|
                                                                 Joint Filer
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          374,900
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            374,900
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  374,900
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.63%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  PN
--------------------------------------------------------------------------------

CUSIP No.___________                  13G                    Page __ of___ Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


   Bruce Galloway ("Galloway")
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|
                                                                  Joint Filer
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           346,235
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          563,400
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         346,235
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            563,400
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  909,635(1)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.39%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------

----------
(1) Reflects (i) 346,235 shares of the Common Stock are owned by Mr. Galloway,
(ii)_116,500 shares of the Common Stock are owned by Mr. Galloway's spouse,
(iii) 40,000 shares of the Common Stock held by Mr. Galloway's children for which Mr. Galloway has the power to vote and dispose, (iii) 32,000 shares of the Common Stock are owned by RexonGalloway Capital Growth, an investment company in which Mr. Galloway is a 50% owner ("RexonGalloway") and (iv) 374,900 shares of Common Stock held by Strategic Turnaround Equity Partners, LP ("STEP"). Mr. Galloway is a managing member and the majority equity holder of Galloway Capital Management, LLC, the general partner of STEP. Mr. Galloway disclaims beneficial ownership of the shares of Common Stock directly beneficially owned by Strategic Turnaround Equity Partners, L.P. (except for (i) the indirect interests of Mr. Galloway by virtue of being a member of Galloway Capital Management LLC, and
(ii) the indirect interests of Mr. Galloway by virtue of being a limited partner of STEP).

CUSIP No.___________                  13G                    Page __ of___ Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


   Gary Herman ("Herman")
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|
                                                                 Joint Filer
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           16,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          394,900
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         16,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            394,900
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  410,900(1)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.89%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------

----------
(1) Reflects (i) 16,000 owned by Mr. Herman directly, (ii) 20,000 shares of Common Stock held by FBR, Inc and (iii) 374,900 shares owned by STEP. Mr. Herman is an officer of FBR which has authorized Mr. Herman to vote and dispose of the shares of Common Stock held by FBR 2) Mr. Herman is a managing member of Galloway Capital Management, LLC, the general partner of Strategic Turnaround Equity Partners, LP. Mr. Herman is a managing member of Galloway Capital Management, LLC, the general partner of STEP. Mr. Herman disclaims beneficial ownership of the shares of Common Stock directly beneficially owned by Strategic Turnaround Equity Partners, L.P. (except for the indirect interests of Mr. Herman by virtue of being a member of Galloway Capital Management LLC).

CUSIP No.________                     13G                    Page __ of __ Pages


Item 1(a).  Name of Issuer:

                           VantageMed Corporation (the "Issuer")

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                          3017 Kilgore Road, Suite 180
                            Rancho Cordova, CA 95670
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:


                           Bruce Galloway ("Galloway")
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal business address for Galloway is c/o Galloway Capital Management, LLC, 720 Fifth Avenue, New York, New York 10019.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:


                           Galloway is a citizen of the United States.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            This statement on Schedule 13G is being filed with respect to Common Stock, $0.001 par value per share (the "Common Stock") of the Issuer.
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


                                   92208W 10 6
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J). (1)

CUSIP No.________                     13G                    Page __ of __ Pages


Item 1(a).  Name of Issuer:

                           VantageMed Corporation (the "Issuer")

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                          3017 Kilgore Road, Suite 180
                            Rancho Cordova, CA 95670
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:


                             Gary Herman ("Herman")
--------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal business address for Herman is c/o Galloway Capital Management, LLC, 720 Fifth Avenue, New York, New York 10019.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:


                           Herman is a citizen of the United States.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            This statement on Schedule 13G is being filed with respect to Common Stock, $0.001 par value per share (the "Common Stock") of the Issuer.
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


                                   92208W 10 6
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.________                     13G                    Page __ of __ Pages


Item 1(a).  Name of Issuer:

                           VantageMed Corporation (the "Issuer")

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                          3017 Kilgore Road, Suite 180
                            Rancho Cordova, CA 95670
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:


                           Strategic Turnaround Equity Partners, LP ("STEP")
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal business address for STEP is c/o Galloway Capital Management, LLC, 720 Fifth Avenue, New York, New York 10019.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:


            STEP is a limited partnership formed under the laws of Delaware.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            This statement on Schedule 13G is being filed with respect to Common Stock, $0.001 par value per share (the "Common Stock") of the Issuer.
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


                                   92208W 10 6
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.__________                   13G                    Page __ of __ Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

            The information in items 1 and 5 through 11 on the cover page on this Schedule 13G is hereby incorporated by reference.
          ----------------------------------------------------------------------

     (b) Percent of class:

            The information in items 1 and 5 through 11 on the cover page on this Schedule 13G is hereby incorporated by reference.
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:


            The information in items 1 and 5 through 11 on each cover page of this Schedule 13G is hereby incorporated by reference


            The purpose of this Amendment No. 1 is to reflect (i) the transfer by Mr. Galloway to Strategic Turnaround Equity Partners, LP ("STEP"), a Delaware limited liability partnership controlled by Mr. Galloway, of 130,000_shares of Common Stock, (ii) the transfer to STEP by clients of Galloway of 173,900 shares of Common Stock, (iii) the purchase by STEP of 71,000 shares of Common Stock,
(iv) the additional purchase by Galloway of 306,235 shares of Common Stock, (v) the purchase by Mr. Galloway's spouse of 116,500 shares of Common Stock, (vi) purchase of 40,000_shares of Common Stock by Mr. Galloway on behalf of his children. STEP is a recently-formed hedge fund that is focused on investing in equity securities of publicly-held companies deemed by the general partner to offer suitable investment opportunities. Galloway Capital Management, LLC, a Delaware limited liability company, is the general partner of STEP. Mr. Galloway and Gary Herman, each of whom are citizens of the United States, are the managing members of Galloway Capital Management, LLC, and Mr. Galloway owns (A) a majority of the membership interests in Galloway Capital Management, LLC. Mr. Galloway owns approximately 40% of the partnership interests in STEP.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                 Not Applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


            As set forth in Item 4(c), some of the shares of Common Stock covered by this Schedule 13G are owned by persons other than Galloway, none of whom, holds five percent or more of the securities reported herein.

         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                                 Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.


                                 Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.


                                 Not Applicable.
          ----------------------------------------------------------------------

Item 10.  Certifications.

      (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January __, 2006




                              Strategic Turnaround Equity Partners, LP


                              By: /s/ Gary Herman
                                  ---------------------------------------------
                              Name:   Gary Herman
                              Title:  Managing Member of Galloway
                                      Capital Management, LLC, the
                                      General Partner of Strategic
                                      Turnaround Equity Partners, LP

                              Galloway Capital Management, LLC


                              By: /s/ Gary Herman
                                  ----------------------------------------------
                              Name:   Gary Herman
                              Title:  Managing Member



                              By:
                                  ----------------------------------------------
                                      Bruce Galloway


                              By:
                                  ----------------------------------------------
                                      Gary Herman